Exhibit 99.1

          Pacific Energy Partners, L.P. Announces Pricing of
            $250 Million Principal Amount of Senior Notes

    LONG BEACH, Calif.--(BUSINESS WIRE)--June 10, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) and its newly formed subsidiary, Pacific Energy Finance Corporation, announced today the pricing of $250 million principal amount of Senior Notes due 2014. The Senior Notes were priced at 98.254% of par with a coupon of 7.125% to yield 7.375% to maturity. The offering is expected to close on Wednesday, June 16, 2004.
    The Senior Notes will be offered to qualified institutional buyers in reliance on Rule 144A and to non-U.S. persons under Regulation S. The net proceeds from the offering will be used principally to repay Pacific Energy Partners' $225 million senior secured term loan.
    The notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933.
    This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities.
    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, California. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing and distributing crude oil and related products in California and the Rocky Mountain region. Pacific Energy Partners generates revenue primarily by transporting crude oil on its pipelines and by leasing storage capacity. Pacific Energy Partners also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             fax: 562-728-2881